Consent of Independent Auditors

To the Policyholders and the Board of Directors of Mutual of America Life Insurance Company

We consent to the use of our report dated April 16, 2021, with respect to the consolidated statutory statements of financial condition of Mutual of America Life Insurance Company and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statutory statements of operations and surplus, and cash flow for each of the years in the three-year period ended December 31, 2020 and the related notes (collectively the “consolidated financial statements”), included herein and to the reference to our firm under the headings “Independent Registered Accounting Firm” and “Financial Statements” in the Statement of Additional Information on Form N-4.

Our report relating to the Company’s consolidated financial statements, dated April 16, 2021, states that the Company prepared its consolidated financial statements using statutory accounting practices prescribed or permitted by the New York State Department of Financial Services, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s consolidated financial statements are not intended to be and, therefore, are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in accordance with the statutory accounting practices.

New York, New York

April 29, 2021